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                                                                   EXHIBIT 10.88

                      SUBCONTRACT MANUFACTURING AGREEMENT
                      -----------------------------------

This is an agreement made on the 29th day of July in the year 1993 between Microelectronic Packaging Inc. (herein referred to as MPI) with its corporate office at 11065 Roselle Street, San Diego, California 92121 and PT Iron Hill Micro Electronic Packaging Co. Ltd. (herein referred to as PT Iron Hill) with its corporate office at Komplek Kebon Jerluk Baru, Blok A No. 13-14 Jakarta Barial.

RECAPULATION
------------

WHEREAS it is the intention of MPI to sub-contract its pressed ceramic production including all cerdips to PT Iron Hill in order to reduce manufacturing costs verses current Singapore prevailing rates, and to make available existing MPI Singapore facilities and infrastructure for new products on a timely basis.

WHEREAS it is the intention of PT Iron Hill to set up a factory in Jakarta Indonesia, to manufacture pressed ceramic production including all cerdips on behalf of mPI for sales exclusively by MPI.

WHEREAS further, MPI and PT Iron Hill have agreed to enter into certain mutual commitments and to requlate these rights in accordance with such agreements in he manner appearing below.

THE PARTIES HERETO AGREE AS FOLLOWS:

1.1) This is a partnership program between MPI and PT Iron Hill to make the subcontract manufacturing operation of PT Iron Hill at Jakarta successful for both companies, and treat each as if they were partners in a single cooperative venture.

1.2) MPI has technical know how and committed volume requirements for pressed ceramic production including cerdips which MPI desires to transfer to PT Iron Hill's sub-contract facility in Jakarta.

1.3) PT Iron Hill will set up a factory with appropriate facilities selective start up equipment, provide labor, and management to produce required MPI pressed ceramic products including cerdips to meet MPI's quality and quantity requirements.

1.4) MPI will insure that all of its current pressed ceramic production equipment and cerdip equipment will be made available to PT Iron Hill's sub-contract facility, contingent upon availability of funds to finance the one third of net book value required by the DBS Bank for release of such equipment from Singapore to Innoventure's Jakarta facility.
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Subcontract Manufacturing Agreement
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     However, PT Iron Hill is responsible for capital and any additional equipment including replacement beyond what MPI now requires for the current level of business.

1.5) MPI will support PT Iron Hill in the start up of the sub-contract operations in Jakarta with machinery and equipment, technology, engineering support, and a fully paid up license to manufacture pressed ceramic products and cerdips using MPI's technology currently available as well as those developed fro such manufacturing in the future.

1.6) MPI will provide PT Iron Hill with raw materials and other consumables as required for the start up of production and until a smooth transfer of direct purchasing from approved MPI suppliers can be taken over by PT Iron Hill. MPI will assure that PT Iron Hill receives all the negotiated volume pricing and trade terms from all its suppliers.

1.7) MPI will buy back all of the output scheduled from the sub=contract manufacturing agreement and PT Iron Hill agrees to sell to MPI all of the output manufactured by PT Iron Hill unless otherwise agreed to in writing by MPI.

1.8) Both parties agree to work together to expedite the start up and saving benefits of this sub-contract manufacturing agreement/

THE PARTIES FURTHER AGREE TO THE FOLLOWING FINANCIAL TERMS:

2.1) PT Iron Hill will provide the necessary financing to establish and operate the sub-contract manufacturing facility in Jakarta for producing MPI's pressed ceramic and cerdip products which is estimated to require approximately US $3.5M in equity and another US $3.5M in working capital.

2.2) PT Iron Hill will provide MPI the following payments for technology/license fees and prepayment for equipment lease costs:

          a)  US $100,000 by August 31, 1993 to MPI/USA
          b)  US $400,000 by October 31, 1993 to MPI/USA
          c)  US $500,000 by December 31, 1993 to MPI/Singapore

2.3) MPI agrees to have PT Iron Hill obtain full payback of its equity investment in this subcontract manufacturing project within five years of project start up. The initial technology/license fee and prepayment for equipment lease totaling US $1,000,000 will be included as equity investment for purposes of payback.
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Subcontract Manufacturing Agreement
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2.4) During the first five years of this agreement and/or until the equity investment by PT Iron Hill is fully repaid by MPI, PT Iron Hill and MPI will mutually agree upon a repayment schedule that will assist both companies to achieve their financial objectives. After repayment of equity investment, PT Iron Hill and MPI will share 50/50 on all savings derived on manufacturing cost transfer from Singapore to Indonesia.

2.5) While it is MPI's responsibility to provide production equipment for the transfer of sub-contract manufacturing from Singapore to Indonesia, PT Iron Hill will help MPI in satisfying DBS Bank requirements to secure the release of equipment necessary to meet planned production build up at Jakarta.

2.6) MPI will pay for the products from PT Iron Hill by letter of credit or alternatively by telegraphic transfer on a net ten days basis.

2.7) Both parties agree to provide each other financial information on an open book basis to insure fair and equitable performance on he financial agreements, herein agreed to between PT Iron Hill and MPI.

2.8) MPI agrees to provide PT Iron Hill collateral in MPI shares and/or other agreed upon legal instruments to provide PT Iron Hill security for the initial payments of section 2.2.


THE PARTIES CONFIRM THIS BINDING AGREEMENT:

3.1) Upon approval of this agreement by the Board of Directors of MPI and the Board of Directors of PT Iron Hill it shall become binding on both parties.

3.2) Signing of this agreement by representatives of each party listed below indicates that they have received all required approvals to execute this agreement for their respective companies.

3.3) This overall agreement as written will be the basis for
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     all other necessary legal documents required to fully transact details of this subcontract manufacturing agreement.

3.4) This agreement shall be governed by the laws of Singapore.






Sign on behalf of MPI                             Sign on behalf of PT IRON HILL
                                                  MICRO ELECTRONIC CO LTD



/s/ TIMOTHY DA SILVA                              /s/ HADI WIDJAJA SIDHARTA
---------------------                             -------------------------
Timothy da Silva                                  Hadi Widjaja Sidharta
  President and CEO                                 President

July 29, 1993                                     July 29, 1993
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Date                                              Date